Exhibit 5.1

January 30, 2026

VIA ELECTRONIC TRANSMISSION

Check-Cap Ltd.

29 Abba Hushi

Avenue

P.O. Box 1271

Isfiya, 3009000

Mount Carmel,

Israel

Re:	Check-Cap Ltd.; Form F-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Check-Cap Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission on January 30, 2026, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of the offer and sale of up to 2,267,857 ordinary shares of the Company by ARC Group International Ltd. (“Arc”), which may be issued to Arc from time to time upon the exercise of the Company’s right to put such shares to Arc pursuant to the Purchase Agreement, dated as of December 17, 2025, by and between the Company and Arc (the “Purchase Agreement”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the ordinary shares being sold by the Company pursuant to the Purchase Agreement have been duly authorized, and when issued in the manner described in the Registration Statement, will be validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Section 181 of the Israeli Companies Law and by Articles 14 and 16 of the Company’s Articles of Association).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Rimon PC

RIMON, P.C, I www.RIMONLAW.COM (800) 930.7271 info@rimonlaw.com